Exhibit 99.1

Tribune Media President and CEO Peter Liguori to Step Down

CHICAGO, Jan. 25, 2017—Tribune Media Company (NYSE: TRCO) today announced that Peter Liguori, the company’s president and chief executive officer since January 2013, has decided to step down following the company’s 2016 fourth quarter and full-year earnings release, expected to occur during the first week of March. Mr. Liguori will also resign from the company’s board of directors at that time. Tribune Media’s board of directors will conduct a search working with Korn Ferry to identify a new CEO.

“Following the successful completion of several financial, strategic and creative initiatives, culminating in the pending sale of Gracenote, Tribune Media is well advanced in its transformation to a more focused broadcast and cable networks company,” said Liguori. “I believe that now is the ideal time for a new leader to steer today’s Tribune. As curious and excited as I am about pursuing new opportunities, I am equally grateful for the achievements, commitment and integrity of this company’s management team and its dedicated employees.”

Bruce Karsh, chairman of Tribune Media’s board of directors added, “We greatly appreciate Peter’s leadership in the transformation of Tribune Media over the last four years, including the efforts to monetize non-core assets and simplify the company. It became clear to Peter and the board that in this last year of his contract it was time to find a new CEO to run the more broadcast-centric company.”

During the last four years, Liguori led the restructuring and transformation of Tribune Media. In 2013, the company acquired Local TV for $2.7 billion, which added 19 local television stations, bringing the total Tribune Media local television station portfolio to 42. In 2014, the company spun off its newspaper publishing division to its shareholders. During this period, Liguori led the company’s strategic investments in WGN America and grew its brand and distribution to nearly 80 million households.

In February 2016, Tribune Media announced a process to review its strategic and financial alternatives, resulting in the sale of certain real estate assets for more than $500 million and the pending sale of the company’s Gracenote metadata business to Nielsen for approximately $560 million.

The board of directors has chosen one of the company’s current directors, Peter M. Kern, to serve as the interim chief executive officer during the search process. Mr. Kern has more than 25 years of experience as an executive, investor and M&A advisor in the media industry.

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Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching more than 50 million households, national entertainment network WGN America, whose reach is approaching 80 million households, Tribune Studios, and a variety of digital applications and websites commanding 60 million monthly unique visitors online, including ScreenerTV.com and Covers.com. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
James Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
(646) 563-8296 (Office)	(312) 222-3394 (Office)
jarestia@tribunemedia.com	gweitman@tribunemedia.com